Exhibit 99.1

For Further Information
Randy Kohn, President and Chief Executive Officer
843-522-1228 or email: rkohn@lowcountrybank.com

James L. Pate, Chief Financial Officer
843-522-1228 or email: jimmy@lowcountrybank.com

August 3, 2005

FOR IMMEDIATE RELEASE

COASTAL BANKING COMPANY
Reports Quarterly Earnings

        August 3, 2005 – Beaufort, SC – Coastal Banking Company Inc., holding company for Lowcountry National Bank, reported financial performance for the quarter ended June 30, 2005.

        Net income for the quarter ended June 30, 2005 was $306,715, or $.27 per share diluted, compared to $241,660, or $.21 per share diluted, for the quarter ended June 30, 2004. For the first six months of 2005 net income totaled $525,281, or $.45 per share diluted, compared to $520,604, or $.46 per share diluted, for the first six months of 2004. For the first six months of 2004, income included after-tax gains on securities sold of $55,340, or $.05 per share diluted. Total assets of the company were $156.1 million at June 30, 2005, compared to $146.1 million at December 31, 2004. Higher market interest rates reduced the company’s net interest margin during the current quarter to 3.50% from 3.60% for the same quarter last year. Loan loss provisions were $45,000 in the current quarter compared to $118,000 in the same quarter last year. As loan originations continued to increase, loan fee income increased to $142,061 in the current quarter compared to $88,345 in the same quarter last year. Noninterest expenses totaled $985,478 or an increase of $236,736 over the same quarter last year, primarily as a result of higher salary expense. Year to date, loan loss provisions totaled $108,000 in the current year compared to $194,100 in 2004. Loan fees totaled $242,063 in the first six months of 2005 compared to $138,546 in 2004. Non interest expense totaled $1,954,980 or an increase of $491,191 over the first six months of 2004.

        Commenting on the second quarter results, Randy Kohn, President and Chief Executive Officer, stated that “the area’s economy continues to be strong even though interest rates increased steadily during the current quarter. Our Lowcountry market presence continues to increase both in the Beaufort and in the Bluffton/Hilton Head markets. We are proceeding with our efforts to complete the First Capital Bank Holding Company merger scheduled for the fourth quarter in 2005.” First Capital is the holding company for First National Bank of Nassau County, Florida.

        Coastal Banking Company has its headquarters at 36 Sea Island Parkway, Beaufort, SC. Its stock is traded over the counter under the symbol (OTC:CBCO.OB).

This press release contains certain forward-looking statements, including certain plans, expectations, goals, and projections, and including statements about the benefits of the merger between Coastal and First Capital, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: the businesses of Coastal and First Capital may not be integrated successfully or such integration may take longer to accomplish than expected; the expected cost savings and any revenue synergies from the merger may not be fully realized within the expected timeframes; disruption from the merger may make it more difficult to maintain relationships with clients, associates, or suppliers; the required governmental approvals of the merger may not be obtained on the proposed terms and schedule; shareholders may not approve the merger; changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of other business strategies; the nature, extent, and timing of governmental actions and reforms; and extended disruption of vital infrastructure; and other factors described in Coastal’s 2005 Annual Report on Form 10-KSB and documents subsequently filed by Coastal with the Securities and Exchange Commission. All forward-looking statements included in this news release are based on information available at the time of the release. Coastal does not assume any obligation to update any forward-looking statement.